Exhibit 10.15.1

Non-Employee Directors Stock Fee Election Program

(as amended as of August 10, 2015)

Background: The Board of Directors of Hampshire Group, Limited (the "Company") has adopted the 2009 Stock Incentive Plan, as amended (the "2009 Plan"), which permits the grant of Awards (as defined in the 2009 Plan) to employees and directors of the Company, including Awards of shares of common stock, $0.10 par value per share ("Common Stock"), as payment for services rendered. The non-employee members of the Board of Directors receive fees for their service as members of the Board of Directors and committees of the Board, which fees are paid in quarterly installments on the first business day of each calendar quarter during the year. The purpose of this Non-Employee Directors Stock Fee Election Program ("Program") is to permit the non-employee directors of the Company to elect to have some or all of the quarterly director fees (as the same may be increased or decreased from time to time hereafter, "Quarterly Director Fees") paid in shares of Common Stock.

1.     The Compensation Committee hereby grants each non-employee director the right under the 2009 Plan to elect to have some or all of such director’s Quarterly Director Fees paid in shares of Common Stock. This Award shall constitute a Stock Award pursuant to Section 7 of the 2009 Plan.

2.     The minimum amount of the Quarterly Director Fees that can be the subject of such election by a director is 25% of the Quarterly Director Fees.

3.     An election to have the Quarterly Director Fees paid in Common Stock ("Election") may only be made during a "Window Period" under the Company’s trading policy as in effect from time to time and then only provided that the director is not in possession of material, nonpublic information concerning the Company. An Election shall be made using the form attached hereto as Exhibit A and delivered to the Company's Chief Financial Officer prior to the end of a Window Period.      An Election shall be effective with respect to the next installment of Quarterly Director Fees paid after the date of the Election and shall continue until terminated.

4.     The shares to be issued shall be valued based on the weighted average of the sale prices of the Common Stock (the "Weighted Average Sale Price"), as reported on the OTC Market for the last ten (10) trading days of the calendar quarter preceding the calendar quarter when Quarterly Director Fees are paid (the "Quarterly Payment Date"). The number of shares that shall be issued for any such Quarterly Director Fees with respect to which an Election is in effect shall be equal to the amount of the Election divided by the applicable Weighted Average Sale Price, subject to a maximum number of shares per quarter per director equal to 0.1% of the outstanding stock of the Company as of the last day of the calendar quarter preceding the calendar quarter when Quarterly Director Fees are paid. Any fractional shares shall be rounded up or down to the nearest whole share. That portion of the Quarterly Director Fees for which no Election is in effect shall continue to be paid in cash.

5.     The shares so purchased shall be deemed fully vested as of the Quarterly Payment Date.

6.     Once made, a director may not modify an Election without the prior consent of the Company and then only during a Window Period and provided that such director is not otherwise in possession of material, non-public information. A director may terminate an Election at any time. After any termination, a director may not make another Election until the next Window Period unless such Window Period begins within 30 days after the termination of the last Election, in which event such new Election may not be made until the next succeeding Window Period.

7.     It is the intention of the Compensation Committee that the shares of Common Stock that are issued be exempt from liability under Section 16(b) of the Securities Exchange Act of 1934 pursuant to Regulation 16b-3 adopted by the SEC.

8.     It is the intention of the Compensation Committee that this Award and the Election comply with the "safe harbor" provided by Regulation 10b5-1 adopted by the SEC.

9.     Nothing contained in this Award shall confer upon any director the right to continue as a director of the Company or interfere in any way with the rights of the Company to terminate such director as a director.

10.     The Compensation Committee may discontinue this Program and all outstanding Elections at any time.

Exhibit A

Election to Have Director Fees Paid in Stock

To: Hampshire Group, Limited

Attention: Chief Financial Officer

I hereby elect to have ___ % of the quarterly director fees (as the same may be increased or decreased from time to time hereafter, "Quarterly Director Fees") payable to me in my capacity as a member of the Board of Directors and of committees of the Board of Directors of Hampshire Group, Limited (the "Company") paid in Common Stock of the Company as provided in the Company's Non-Employee Directors Stock Fee Election Program (the "Program"). This Election is subject to all of the terms and conditions of the Program and of the Company's 2009 Stock Incentive Plan, as amended (the "2009 Plan") pursuant to which the Program was adopted.

I agree that this Election shall remain in effect unless terminated as provided in the Program or by me by written notice to the Chief Financial Officer of the Company.

I am not in possession of any material, nonpublic information concerning the Company.

I have received a copy of the Company's latest Annual Report to Shareholders, the 2009 Plan and the Program.

I intend to be legally bound hereby.

Sincerely,

Dated:
print name:

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